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ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER 2010
FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, November 8, 2010 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its financial results and program highlights for the third quarter ended September 30, 2010.

“With an enhanced cash position from our recent equity financing, we are now positioned to further advance ANA598, our direct acting antiviral being developed for the treatment of hepatitis C,” said Steve Worland, Ph.D., President and CEO of Anadys. “We are currently finalizing preparations for a Phase IIb study of ANA598 in combination with current standard of care in treatment-naïve and treatment-experienced patients. The Phase IIb study design is intended to support a broad range of potential treatment opportunities in future Phase III studies. We also plan to augment our HCV development pipeline in the first half of next year by initiating a Phase IIa study of ANA773, our oral inducer of endogenous interferons.”

Financial Results

As of September 30, 2010, the Company’s cash, cash equivalents and securities available-for-sale totaled $18.9 million compared to $20.5 million as of December 31, 2009. The decrease in cash, cash equivalents and securities available-for-sale reflects year-to-date cash utilization of $13.0 million to fund operations, including external expenditures associated with the Phase IIa combination study of ANA598, offset by the receipt of net proceeds of $11.4 million from the Company’s “registered direct” offering completed in June 2010. Including the estimated net proceeds of $23.3 million from the Company’s underwritten public offering completed in October 2010 and the $0.5 million grant the Company was awarded under the U.S. government’s Qualifying Therapeutic Discovery Project program, the Company’s pro forma cash balance at September 30, 2010 was $42.7 million.

Total operating expenses were $4.0 million for the third quarter of 2010, compared to $6.0 million for the third quarter of 2009. Included as a component of Anadys’ operating expenses were non-cash, share-based expenses of $0.5 million and $0.6 million for the third quarter of 2010 and 2009, respectively.

Research and development expenses were $2.5 million for the third quarter of 2010, compared to $4.0 million for the third quarter of 2009.  The $1.5 million decrease was primarily attributable to a $0.5 million decrease in ANA773 development costs, a $0.3 million decrease in ANA598 development costs and to a lesser extent personnel and facility cost savings.

General and administrative expenses were $1.5 million for the third quarter of 2010, compared to $2.0 million for the third quarter of 2009. The $0.5 million decrease was partially attributable to the inclusion of $0.2 million of severance related costs in the third quarter of 2009. The additional decrease primarily resulted from fluctuations in costs associated with the Company’s patent portfolio and to a lesser extent personnel cost savings.

The net loss was $4.7 million for the third quarter of 2010, compared to a net loss of $7.7 million for the third quarter of 2009. Included in the net loss for the third quarter of 2010 is a $0.8 million loss resulting from an increase in the liability from June 30, 2010 to September 30, 2010 associated with common stock warrants that were issued in connection with a “registered direct” offering in 2009. Basic and diluted net loss per common share was $0.11 in the third quarter of 2010, compared to $0.21 in the third quarter of 2009. Non-cash share-based expense resulted in a $0.01 and $0.02 increase in basic and diluted net loss per share for the third quarter of 2010 and 2009, respectively.

For the nine months ended September 30, 2010, Anadys reported a net loss of $13.9 million, compared to $23.0 million for the same period last year. Basic and diluted net loss per common share was $0.35 for the nine months ended September 30, 2010 compared to $0.71 for the same period last year.

Recent Development Program Highlights

•	ANA598 to Advance into Phase IIb. In October, Anadys announced plans to conduct a Phase IIb study of ANA598 in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin, USP) (a current standard of care, or SOC) for the treatment of chronic hepatitis C. In the planned study, which is on track to commence early in the first quarter of 2011, approximately 200 chronically infected hepatitis C patients are expected to receive ANA598 200 mg bid in combination with SOC, while approximately 66 are to receive placebo and SOC. Enrollment is expected to include approximately equal numbers of treatment-naïve patients and treatment-experienced patients who have failed a prior course of SOC, including difficult to treat prior null-responders. Treatment duration for naïve patients will be response-guided, while treatment-experienced patients are to receive all three agents for 48 weeks. On-treatment response and safety data through 24 weeks is expected in the second half of 2011. Anadys is currently finalizing discussions with the U.S. Food and Drug Administration (FDA) regarding details of the trial design, and plans to conduct the study at a number of sites within and outside the United States.

•	ANA598 Data at AASLD. On October 31, 2010, data from the ongoing Phase IIa trial of ANA598 in combination with SOC were presented in an oral presentation at the 61st Annual Meeting of the American Association for the Study of Liver Disease (AASLD). The presented data showed that ANA598 added to SOC accelerated the rate of viral clearance, with comparable response at ANA598 doses of 200 mg bid and 400 mg bid. ANA598 also showed an excellent safety profile in the study through the 12 weeks of dosing, with reported adverse events being typical for patients treated with interferon and ribavirin alone, although conclusions regarding safety cannot be made until results in more patients over longer duration are known. Slides from the oral presentation are available on the Company’s website at www.anadyspharma.com.

On November 2, 2010, additional data from the ongoing Phase IIa trial were presented at AASLD showing that the addition of ANA598 to SOC conferred benefit in both the patients with the IL-28B genotypes most and less responsive to SOC in a poster titled, “IL28B Polymorphism and Kinetics of Antiviral Activity for ANA598 in Combination with Pegylated Interferon alpha 2A Plus Ribavirin in Treatment-Naïve Genotype-1 Chronic HCV Patients.” The poster is available on the Company’s website at www.anadyspharma.com.

•	Phase IIa Study of ANA773 in HCV. In October, Anadys announced that it plans to resume clinical investigation of ANA773 in hepatitis C patients. ANA773 is an oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway. The Company intends to conduct a 28-day study of ANA773, in combination with ribavirin in the first cohorts and as triple therapy in combination with ribavirin and a direct-acting antiviral (DAA) in subsequent cohorts. Anadys intends to conduct this study in Europe and potentially other countries, and expects that up to approximately 75 patients will participate in the trial, inclusive of the DAA cohorts.

Recent Operational Highlights

•	Closed Underwritten Public Offering of Common Stock. In October, Anadys closed an underwritten public offering through the sale of common stock. $25.0 million in gross proceeds were raised, before deducting underwriting discounts and commissions and other offering expenses. Proceeds from the offering are to support the Phase IIb study of ANA598, as well as for general corporate purposes, including working capital. Concurrent with the announcement of the offering, Anadys announced its plans to resume clinical investigation of ANA773. Anadys continues to work with Lazard Frères & Co. llc. to explore potential strategic transactions, in parallel with moving the ANA598 and ANA773 programs forward.

•	Receipt of Federal Grant. In late October, Anadys received notification of a grant of approximately $0.5 million from the U.S. Government for the ANA598 and ANA773 programs under the Qualifying Therapeutic Discovery Project program. The proceeds from the grant are planned to be used for clinical trial related expenses for the ANA598 and ANA773 programs.

Conference Call Webcast

Anadys will host a conference call and webcast at 5:00 pm Eastern Standard Time today to discuss its third quarter 2010 financial results and highlights. A live webcast of the call will be available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 26363504. The webcast and telephone replay will be available through November 22, 2010.

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. Anadys is preparing to initiate a Phase IIb study of ANA598, the Company’s direct-acting antiviral or DAA, added to current standard of care for the treatment of hepatitis C. The Company is also preparing to resume clinical development of ANA773, the Company’s oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include, but are not limited to, references to (i) the plans, timing and trial design of the planned ANA598 Phase IIb and ANA773 Phase IIa studies; (ii) the belief that the design of the planned ANA598 Phase IIb study will support a broad range of potential treatment opportunities in future Phase III studies; (iii) assessments of the potency and safety profile of ANA598 based on the 12 week results; and (iv) references to exploring potential strategic transactions.   Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements.  For example, the results of preclinical and early clinical studies, including the ANA598 data presented at AASLD and available on Anadys’ website, may not be predictive of future results, and Anadys cannot provide any assurances that ANA598 or ANA773 will not have unforeseen safety issues, will have favorable results in future clinical trials or will receive regulatory approval.  Also, Anadys cannot provide any assurances that activities related to its exploration of potential strategic transactions will result in a transaction of a particular structure, on favorable terms, or at all. In addition, Anadys’ results may be affected by competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to enter into transactions around its product candidates, its ability to successfully develop and market products, difficulties or delays in its preclinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments and its ability to obtain additional funding to support its operations.  Risk factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended September 30, 2010 and Form 8-K filed on October 15, 2010.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Condensed Consolidated Financial Statements

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating expenses
Research and development	2,488	4,023	9,273	15,546
General and administrative	1,510	2,023	4,752	6,611

Total operating expenses (1)	3,998	6,046	14,025	22,157
Interest income and other, net	22	183	115	565
Loss from valuation of common stock warrant	(767)	(1,869)	(13)	(1,429)
liability

Total other (expense) income, net	(745)	(1,686)	102	(864)
Net loss (1)	$(4,743)	$(7,732)	$(13,923)	$(23,021)

Net loss per share, basic and diluted (1)	$(0.11)	$(0.21)	$(0.35)	$(0.71)

Share used in calculating net loss per share,
basic and diluted	43,214	37,310	39,970	32,578

(1) Includes non-cash share-based expenses of $495 and $584 or approximately $0.01 and $0.02 effect on basic and diluted net loss per common share for the three months ended September 30, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $206 and $289, respectively, of non-cash share-based expenses for the three months ended September 30, 2010. Research and development expense and general and administrative expense includes $287 and $297, respectively, of non-cash share-based expenses for the three months ended September 30, 2009. Includes non-cash share-based expenses of $1,457 and $2,330 or approximately $0.04 and $0.07 effect on basic and diluted net loss per common share for the nine months ended September 30, 2010 and 2009, respectively. Research and development expense and general and administrative expense includes $643 and $814, respectively, of non-cash share-based expenses for the nine months ended September 30, 2010. Research and development expense and general and administrative expense includes $1,230 and $1,100, respectively, of non-cash share-based expenses for the nine months ended September 30, 2009.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$18,915	$20,490
available-for-sale
Other current assets	854	559
Noncurrent assets	325	686

Total assets	$20,094	$21,735

Liabilities and Stockholders’ Equity
Current liabilities	$2,751	$3,383
Common stock warrant liability	3,910	3,897
Other long-term liabilities	17	26
Stockholders’ equity	13,416	14,429

Total liabilities and stockholders’ equity	$20,094	$21,735

Pegasys® and Copegus® are registered trademarks of Hoffman-La Roche Inc.

Investor Contact:
Amy Conrad
Anadys Pharmaceuticals, Inc.
(858) 530-3607
aconrad@anadyspharma.com

Media Contact:
Ian Stone or David Schull
Russo Partners, LLC
(619) 528-2220
ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com